Exhibit 99.1

AURINIA REPORTS SECOND QUARTER AND SIX MONTHS 2022 FINANCIAL AND OPERATIONAL RESULTS

Net revenue increased to $28.2 million for Q2 2022; Maintains net revenue guidance range of $115-$135 million from sales of LUPKYNIS® (voclosporin) for 2022

Continued increases in LUPKYNIS Patients on Treatment; Steady Conversion Rates and Payor Coverage

EMA review of LUPKYNIS remains on track with decision expected by the end of Q3 2022

$391.7 million of cash and investments as of June 30, 2022

Conference call to be hosted today at 8:30 a.m. ET

VICTORIA, British Columbia – August 4, 2022 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today issued its financial results for the second quarter ended June 30, 2022. Amounts, unless specified otherwise, are expressed in U.S. dollars.

Second Quarter 2022 and Recent Highlights & Upcoming Milestones

•Net product revenues were $28.2 million for the quarter ended June 30, 2022, compared to $6.6 million for the same period ended June 30, 2021.

◦Aurinia added 409 patient start forms (PSFs) during the second quarter 2022, as compared to 415 in the second quarter of 2021. As of Friday, July 29, 2022, the Company recorded 981 total PSFs since January 1, 2022.

◦PSF conversion rates after 90 days and confirmed patient access remain at peak levels since launch.

◦There were approximately 1,274 patients on LUPKYNIS therapy at June 30, 2022, compared with 1,071 at March 31, 2022.

◦At 6 months post-treatment-start, an average of approximately 70% of patients remain on treatment; and at 9 months, approximately 60% of patients are still on treatment.

•Received positive CHMP opinion for LUPKYNIS® (voclosporin) for the treatment of adults with active lupus nephritis in Europe. Regulatory review of the European Medicines Agency (EMA) marketing authorization application (MAA) remains on track with a European Commission (EC) approval decision expected by the end of the third quarter of 2022.

•The first presentations of final AURORA 2 continuation study data were presented at the following medical meetings:
◦59th European Renal Association (ERA) Congress;
◦the European Congress of Rheumatology;
◦the European Alliance of Associations for Rheumatology (EULAR); and,
◦Submission of a manuscript with the full results is expected in the second half of 2022.

•Recruitment of patients and initiation of new sites into both the VOCAL pediatric study and the ENLIGHT-LN registry continue as planned.

•The Company received notice regarding the U.S. Patent Office (USPTO) Patent Trial and Appeal Board (PTAB) decision to institute trial on the Inter Partes review (IPR) filed by Sun Pharmaceuticals, directed at U.S. Patent No. 10,286,036. This patent is related to the LUPKYNIS dosing protocol for lupus nephritis. A determination on patentability, relative to the IPR, is expected on or prior to July 26, 2023.

Financial Results for the Quarter and Six Months Ended June 30, 2022
Total net revenue was $28.2 million and $6.6 million for the quarters ended June 30, 2022 and June 30, 2021, respectively. Total net revenue was $49.8 million and $7.5 million for the six months ended June 30, 2022 and June 30, 2021, respectively. Our net revenues primarily consisted of product revenue, net of adjustments, for LUPKYNIS following FDA approval in late January 2021. Revenue growth is attributed to further progress in the launch of LUPKYNIS, driven by further penetration in the lupus nephritis market coupled with improvements in a number of key revenue driving metrics as noted above. No product sales commenced and no product marketing was permitted prior to January 22, 2021.
Total cost of sales and operating expenses for the quarters ended June 30, 2022 and June 30, 2021 were $64.2 million and $53.8 million, respectively. Total cost of sales and operating expenses were $123.7 million and $105.2 million for the six months ended June 30, 2022 and June 30, 2021, respectively. Further breakdown of operating expenses drivers and fluctuations are highlighted in the following paragraphs.
Cost of sales were $1.6 million and $0.3 million for the quarters ended June 30, 2022 and June 30, 2021, respectively. Cost of sales were $1.9 million and $0.4 million for the six months ended June 30, 2022 and June 30, 2021, respectively. The increase for both periods was primarily due to an increase in product revenue coupled with safety stock reserves.
Gross margin for the quarters ended June 30, 2022 and June 30, 2021 was approximately 94% and 95% respectively. Gross margin for the six months ended June 30, 2022 and June 30, 2021 was approximately 96% and 95% respectively.

Selling, general and administrative (SG&A) expenses, inclusive of share-based compensation, were $51.5 million and $44.3 million for the quarters ended June 30, 2022 and June 30, 2021, respectively. For the six months ended June 30, 2022 and June 30, 2021, SG&A expenses, inclusive of share-based compensation, were $96.7 million and $84.1 million, respectively. The primary drivers for the increase for both periods ended June 30, 2022 as compared to June 30, 2021 were an increase in share-based compensation expense, corporate legal matters and increased investment in infrastructure to support the commercialization of LUPKYNIS.

Non-cash SG&A share-based compensation expense included above for the quarters ended June 30, 2022 and June 30, 2021 was $8.9 million and $6.5 million, respectively. Non-cash SG&A share-based compensation expense included above for the six months ended June 30, 2022 and June 30, 2021 was $14.9 million and $13.2 million, respectively. The increase in share-based compensation is primarily due to an increase in annual grants in 2022 coupled with the full year expense impact from prior year grants.

Research and Development (R&D) expenses, inclusive of share-based compensation, were $11.5 million and $10.1 million for the quarters ended June 30, 2022 and June 30, 2021, respectively. For the six months ended June 30, 2022 and June 30, 2021, R&D expenses, inclusive of share-based compensation expense, were $24.1 million and $19.9 million, respectively. The primary drivers for the increase for both periods were due to an increase in CRO and developmental expenses related to AUR200 and AUR300.

Non-cash R&D share-based compensation expense included above for the quarters ended June 30, 2022 and June 30, 2021 was $1.1 million for both periods. Non-cash R&D share-based compensation expense included above for the six months ended June 30, 2022 and June 30, 2021 was $2.0 million and $2.2 million, respectively.

For the quarter ended June 30, 2022, Aurinia recorded a net loss of $35.5 million or $0.25 net loss per common share, as compared to a net loss of $47.0 million or $0.37 net loss per common share for the quarter ended June 30, 2021. For the six months ended June 30, 2022, Aurinia recorded a net loss of $73.1 million or $0.52 net loss per common share, as compared to a net loss of $97.4 million or $0.76 net loss per common share for the six months ended June 30, 2021.

Financial Liquidity at June 30, 2022

As of June 30, 2022, Aurinia had cash, cash equivalents and restricted cash and investments of $391.7 million compared to $466.1 million at December 31, 2021. The decrease in cash, cash equivalents and restricted cash and investments is primarily related to the continued investment in commercialization activities, advancement of our pipeline and a payment for the achievement of a one-time milestone, partially offset by an increase in cash receipts from sales of LUPKYNIS.

Aurinia believes that it has sufficient financial resources to fund its operations, which include funding commercial activities, including FDA related post approval commitments, manufacturing and packaging of commercial drug supply, funding its supporting commercial infrastructure, conducting planned R&D programs and investing in its pipeline and operating activities for at least the next few years.

This press release is intended to be read in conjunction with the Company’s unaudited condensed consolidated financial statements and Management's Discussion and Analysis for the quarter ended June 30, 2022 in the Company’s Quarterly Report on Form 10-Q, which will be accessible on Aurinia's website at www.auriniapharma.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.

Conference Call Details
Aurinia will host a conference call and webcast to discuss the quarter ended June 30, 2022 financial results today, Thursday, August 4, 2022 at 8:30 a.m. ET. The audio webcast can be accessed under "News/Events” through the “Investors” section of the Aurinia corporate website at www.auriniapharma.com. In order to participate in the conference call, please dial +1 (877) 407-9170 (Toll-free U.S. & Canada). An audio webcast can be accessed under "News/Events” through the “Investors” section of the Aurinia corporate website at www.auriniapharma.com. A replay of the webcast will be available on Aurinia’s website.

About Lupus Nephritis

LN is a serious manifestation of SLE, a chronic and complex autoimmune disease. About 200,000-300,000 people live with SLE in the U.S. and about one-third of these people are diagnosed with lupus nephritis at the time of their SLE diagnosis. About 50 percent of all people with SLE may develop lupus nephritis. If poorly controlled, LN can lead to permanent and irreversible tissue damage within the kidney. Black and Asian individuals with SLE are four times more likely to develop LN and individuals of Hispanic ancestry are approximately twice as likely to develop the disease when compared with Caucasian individuals. Black and Hispanic individuals with SLE also tend to develop LN earlier and have poorer outcomes when compared to Caucasian individuals.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations that are impacted by serious diseases with a high unmet medical need. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy for the treatment of adult patients with active lupus nephritis (LN). The Company’s head office is in Victoria, British Columbia, its U.S. commercial hub is in Rockville, Maryland, and the Company focuses its development efforts globally.
Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: Aurinia’s estimates as to annual net revenue from sales of LUPKYNIS in the range of $115-$135 million in 2022; Aurinia’s estimates as to the number of patients with SLE in the U.S. and the proportion of those persons who have developed LN at time of SLE diagnosis; Aurinia being confident that it is poised for growth and success; Aurinia’s belief that it has sufficient financial resources to fund its current plans for at least the next few years; and the expected timing for the EMA CHMP opinion and EC decision relating to the EMA MAA. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. We have made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the number, and timing of receipt, of PSFs and their rate of conversion into patients on therapy; that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; Aurinia’s assumptions relating to the capital required to fund operations; the assumption that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; the relationship between COVID vaccinations and patient treatment; assumptions related to timing of interactions with regulatory bodies; and that Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate.

Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience in completing the commercialization of voclosporin; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for voclosporin in a timely fashion; unknown impact and difficulties imposed by the COVID-19 pandemic on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; regulatory bodies may not grant approvals on conditions acceptable to Aurinia and its business partners, or at all; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information. All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.

Investor/Media Contact:
DeDe Sheel
Vice President, Investor Relations, Aurinia
dsheel@auriniapharma.com

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets
Cash, cash equivalents and restricted cash	$151,632	$231,900
Short-term investments	240,104	234,178
Accounts receivable, net	18,173	15,414
Inventories, net	25,863	19,326
Prepaid expenses and other current assets	17,421	12,506
Total current assets	453,193	513,324

Non-current assets
Other non-current assets	12,355	11,838
Property and equipment, net	4,183	4,418
Acquired intellectual property and other intangible assets, net	7,338	8,404
Right-of-use assets, net	5,079	5,383
Total assets	482,148	543,367

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	32,380	34,947
Other current liabilities	1,293	4,640
Operating lease liabilities	953	1,059
Total current liabilities	34,626	40,646

Non-current liabilities
Deferred compensation and other non-current liabilities	16,323	15,950
Operating lease liabilities	7,431	7,680
Total liabilities	58,380	64,276
SHAREHOLDER’S EQUITY
Common shares - no par value, unlimited shares authorized, 141,892 and 141,600 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	1,180,884	1,177,051
Additional paid-in capital	74,004	59,014
Accumulated other comprehensive loss	(1,853)	(852)
Accumulated deficit	(829,267)	(756,122)
Total shareholders' equity	423,768	479,091
Total liabilities and shareholders’ equity	$482,148	$543,367

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$28,148	$6,591	$49,640	$7,475
License and collaboration revenue	43	29	176	59
Total revenue, net	28,191	6,620	49,816	7,534
Operating expenses
Cost of sales	1,599	308	1,855	356
Selling, general and administrative	51,532	44,322	96,729	84,127
Research and development	11,525	10,091	24,145	19,924
Other (income) expense, net	(476)	(967)	958	804
Total cost of sales and operating expenses	64,180	53,754	123,687	105,211
Loss from operations	(35,989)	(47,134)	(73,871)	(97,677)
Interest income	483	142	745	314
Net loss before income taxes	(35,506)	(46,992)	(73,126)	(97,363)
Income tax expense	9	18	19	26
Net loss	$(35,515)	$(47,010)	$(73,145)	$(97,389)
Basic and diluted loss per share	$(0.25)	$(0.37)	$(0.52)	$(0.76)
Weighted-average common shares outstanding used in computation of basic and diluted loss per share	141,726	128,222	141,734	127,814